Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:

Dana Freyman

Jackson Spalding

(404) 287-8024

dfreyman@jacksonspalding.com

New White Paper Helps Businesses Prepare for Bed Bugs

Experts from North America’s largest pest control company weigh in on sensitive issue

ATLANTA, June 15, 2011 — A quick online search for “bed bugs” reveals nearly 800 news stories in the past month alone, and Google search volume on bed bugs is up 450 percent in the past six years. With bed bugs continuing to sweep the news, Atlanta-based pest control giant Rollins, Inc. (NYSE: ROL) has released a new white paper to help businesses separate the facts from the hype, and understand how they can prepare in advance for a bed bug infestation.

In “Bed Bugs: The Issues, Challenges and Facts,” Rollins pest experts Greg Baumann, Ron Harrison and Phillip Pierce explore bed bug hype vs. reality, treatment options and operational considerations for businesses.

“Rollins companies performed more than 8,000 bed bug treatments in the first quarter alone, so we understand how critical it is for businesses to help prepare themselves,” said Greg Baumann, who also serves as one of the company’s technical services directors. “Employee education, customer communication and a proper risk management plan can all significantly impact how your business handles potential bed bug issues.”

The white paper is available for complimentary download at BedBugBusinessPlan.com, where business owners and operators can find additional resources to help protect their businesses before bed bugs strike.

About Rollins, Inc.

Rollins Inc. is a premier North American consumer and commercial services company. Through its wholly-owned subsidiaries, Orkin LLC., Orkin PCO Services, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company, Waltham Services LLC., Crane Pest Control and Trutech LLC., the Company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Central America, the Caribbean, the Middle East, Asia, the Mediterranean and Europe from more than 500 locations. You can learn more about our subsidiaries by visiting our websites at http://orkin.com,  http://pestdefense.com,  http://westernpest.com,  http://indfumco.com,  http://walthamservices.com,  http://cranepestcontrol.com,  http://trutechinc.com and http://rollins.com. You can also find this and other news releases at http://rollins.com by accessing the news releases button.

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